Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference this Registration Statement of Apollo Global Management LLC on Form S-3 of our report dated June 6, 2012 related to the combined and consolidated statements of financial condition of Stone Tower Capital LLC and Subsidiaries and Affiliates (the “Company”) as of December 31, 2011 and 2010 and related combined and consolidated statements of operations, changes in members’ equity and cash flows of the three years in the period ended December 31, 2011 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to 1) the acquisition by Apollo Global Management LLC, and 2) the Company’s adoption on January 1, 2010 of amended guidance issued by the Financial Accounting Standards Board related to variable interest entities), appearing in the current report on Form 8-K/A, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 7, 2013